Exhibit 23(b)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126348 on Form S-3 of our reports dated February 26, 2007 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the change in method of accounting for the funded status of defined benefit pension and other postretirement plans), relating to the financial statements and financial statement schedule of Alabama Power Company, appearing in this Annual Report on Form 10-K of Alabama Power Company for the year ended December 31, 2006.

/s/Deloitte & Touche LLP

Birmingham, Alabama

February 26, 2007